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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-52154 of eSpeed, Inc. (the "Company") on Form S-3 (relating to the "eSpeed, Inc. 1999 Long-Term Incentive Plan"), Registration Statement No. 333-34324 of the Company on Form S-8 (relating to the "eSpeed, Inc. 1999 Long-Term Incentive Plan" and the "eSpeed, Inc. Employee Stock Purchase Plan") and Registration Statement No. 333-49056 of the Company on Form S-8, including Post-Effective Amendment No. 1 thereto dated February 27, 2001 (relating to the "eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates), of our report dated March 26, 2003 appearing in this Annual Report on Form 10-K of eSpeed, Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP

March 26, 2003
New York, New York